Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

CELSION CORPORATION

Celsion Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Celsion Corporation.

SECOND: The original Certificate of Incorporation of the Corporation (formerly known as Celsion (Delaware) Corporation) was filed with the Secretary of State of the State of Delaware on May 17, 2000, a Certificate of Ownership and Merger was thereafter filed with the Secretary of State of the State of Delaware on August 17, 2000, and certificates of Amendment to Certificate of Incorporation were thereafter filed with the Secretary of State of the State of Delaware on June 5, 2001, November 8, 2002, May 25, 2004, February 27, 2006, July 1, 2009, October 28, 2013, June 15, 2016, May 26, 2017 and February 24, 2022, respectively (the “Certificate of Incorporation”). A Certificate of Designation of Preferences, Rights and Limitations of Series A 0% Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on February 25, 2013. A Certificate of Elimination of Series A 0% Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on January 10, 2022. A Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Redeemable Preferred Stock was filed with the Secretary of State of the State of Delaware on January 11, 2022 and a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Redeemable Preferred Stock was filed with the Secretary of State of the State of Delaware on January 11, 2022. A Certificate of Elimination of Series A Convertible Redeemable Preferred Stock and Series B Convertible Redeemable Preferred Stock was filed with the Secretary of State of the State of Delaware on September 16, 2022.

THIRD: The amendment to the Certificate of Incorporation below have been duly adopted by the board of directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The Certificate of Incorporation is hereby amended by deleting the text of Article First thereof in its entirety and substituting the following text therefor.

“FIRST: The name of the Corporation is Imunon, Inc.”

IN WITNESS WHEREOF, Celsion Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its duly authorized officer on this 19th day of September, 2022.

CELSION CORPORATION

By:	/s/ Corinne Le Goff
Name:	Corinne Le Goff
Title:	President & CEO